EXHIBIT 10.1

FIRST AMENDMENT TO SUBLEASE AGREEMENT

THIS FIRST AMENDMENT TO SUBLEASE AGREEMENT (this "Amendment") is made effective as of the 26th day of January, 2010, by and between AON CORPORATION, a Delaware corporation ("Sublandlord"), and FEDERAL HOME LOAN BANK OF CHICAGO, a corporation organized under the laws of the United States of America ("Subtenant").

W I T N E S S E T H:

WHEREAS, Sublandlord and Subtenant entered into that certain Sublease Agreement dated December, 31, 2008 (the "Sublease"), demising certain space consisting of the entire 17th and 18th floors of the building located at 200 E. Randolph Street, Chicago, Illinois (the "Building").

WHEREAS, WELLS REIT - CHICAGO CENTER OWNER, LLC, a Delaware limited liability company ("Overlandlord"), successor-in-interest to Wells REIT - Chicago Center, Chicago, LLC, successor-in-interest to BRE/Randolph Drive, L.L.C., and BP CORPORATION NORTH AMERICA INC. ("Landlord"), f/k/a BP Amoco Corporation, f/k/a Amoco Corporation, entered into that certain Office Lease dated December 11, 1998, as amended by that certain First Amendment to Office Lease dated July 30, 1999, and by that certain Second Amendment to Office Lease dated December 1, 2002, and by that certain Third Lease Amendment dated March 22, 2007, and by that certain Fourth Lease Amendment dated January 9, 2009, and by that certain Fifth Lease Amendment dated January 14, 2009 (collectively, the "Master Lease") whereby Overlandlord leased to Landlord certain space consisting of approximately 783,236 rentable square feet (the "Master Premises") of the Building, as more particularly described in the Master Lease, upon the terms and conditions contained therein.

WHEREAS, Landlord and Sublandlord entered into that certain Sublease dated July 30, 1999, as amended by that certain First Amendment of Sublease dated December 31, 2008 (collectively, the "Lease") whereby Landlord subleased to Sublandlord a 527,083 rentable square feet portion of the Master Premises upon the terms and conditions contained in the Lease.

WHEREAS, Sublandlord and Subtenant desire to amend the Sublease for the purpose, among other things, of subleasing certain additional premises as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sublandlord and Subtenant hereby amend the Sublease as follows:

    Defined Terms. Unless otherwise defined in this Amendment, any capitalized or defined term used herein shall have its respective meaning as set forth in the Sublease. As used in this Amendment, the following terms shall have the respective meanings indicated below:

      "Additional Premises" shall mean the premises containing approximately 28,640 rentable square feet on the 19th floor of the Building and shown on the description attached hereto as Exhibit A;

      "Additional Premises Commencement Date" shall mean March 1, 2010;

      "Additional Premises Expiration Date" shall mean December 9, 2013; and

      "Initial Premises" shall mean the premises initially demised pursuant to the Sublease, namely those certain premises containing approximately 61,702 rentable square feet located on the 17th and 18th floors of the Building and shown on the demising plan attached as Exhibit C to the Sublease.

    Additional Premises. Effective as of the Additional Premises Commencement Date and continuing for a term expiring on the Additional Premises Expiration Date, unless otherwise terminated or extended in accordance with the terms of the Sublease, as amended hereby:

      the Premises shall include the Additional Premises and all references to the Sublease Premises within the Sublease, as amended hereby, shall be deemed to refer to the Initial Premises and the Additional Premises; and

      the Rentable Square Feet of the Premises shall be increased by the rentable area of the Additional Premises (i.e., by 28,640 rentable square feet) to a total of 90,342 rentable square feet.

    Base Rental. Beginning with the Additional Premises Commencement Date and ending on the Additional Premises Expiration Date, Base Rental for the Additional Premises due under the Sublease, as amended hereby, shall be the amounts set forth in the following schedule, which shall be paid in accordance with the terms and conditions of the Sublease:

Period	Rate (per rsf)	Annual Base Rental	Monthly Base Rental
3/1/10 - 12/31/10	$23.50	$673,040.04*	$56,086.67*
1/1/11 - 2/28/11	$23.50	$673,040.04	$56,086.67
3/1/11 - 2/29/12	$24.21	$693,374.40	$57,781.20
3/1/12 - 2/28/13	$24.93	$713,995.20	$59,499.60
3/1/13 - 12/9/13	$25.68	$735,475.20	$61,289.60

  *No Base Rental shall be due and owing for the Additional Premises from the Additional Premises Commencement Date through the eight month period ending October 31, 2010 provided there is no Event of Default.

  Expenses and Taxes. Beginning with the expiration of calendar year 2010 ("Additional Premises Base Year") and thereafter during the Term of the Sublease, as amended hereby, Subtenant shall pay as additional rent in advance on the first day of each month to Sublandlord for the subletting of the Additional Premises an amount equal to 1.263% ("Additional Premises Proportionate Share for Taxes") of the excess of the Taxes (as defined under the Master Lease) over the total amount of Taxes during the Additional Premises Base Year, and 1.323% ("Additional Premises Proportionate Share for Expenses") of the excess of the Expenses (as defined under the Master Lease) over the total amount of Expenses during the Additional Premises Base Year. Sublandlord and Subtenant agree that, except as otherwise expressly set forth in herein and in the Sublease, the Additional Premises Proportionate Share for Taxes and the Additional Premises Proportionate Share for Expenses shall be paid by Subtenant to Sublandlord under this Sublease in the same manner as Sublandlord's payment of Additional Rent to Landlord under the Lease.

  Condition of Premises. Subtenant accepts the Additional Premises in their "as is" state and condition, and Sublandlord shall have no obligation to make or pay for any improvements or renovations in or to the Additional Premises except as described in Exhibit B attached hereto ("Sublandlord's Work"). Nothing contained herein shall modify Sublandlord's repair, maintenance and other obligations related to the Sublease Premises, including the Additional Premises, as set forth in the Sublease. Subtenant shall be responsible for all costs incurred by Sublandlord in separately metering the Additional Premises for electricity.

  Furniture. Upon the Additional Premises Commencement Date and through the Additional Premises Expiration Date, Subtenant shall have the right to use to use certain personal property, equipment, and business and trade fixtures described in Exhibit C attached hereto or then located within the Additional Premises (the "19th Floor Furniture"), for its intended purposes, at no additional cost or expense to Subtenant, provided that Subtenant shall insure, maintain (normal wear and tear excepted), and replace 19th Floor Furniture if damaged. Subtenant shall return 19th Floor Furniture to Sublandlord upon the Additional Premises Expiration Date in the same condition as exists on the Additional Premises Commencement Date (normal wear and tear excepted), it being agreed that Subtenant shall not be required to remove (or to pay the cost of removing the 19th Floor Furniture from the Additional Premises. Notwithstanding the foregoing, at any time through the Additional Premises Expiration Date, Subtenant shall have the option to purchase such 19th Floor Furniture, and if Subtenant exercises such option to purchase, Sublandlord shall sell to Subtenant, such 19th Floor Furniture in consideration of the sum of Ten Dollars ($10.00). If Subtenant purchases the 19th Floor Furniture, the 19th Floor Furniture shall be sold to Subtenant in its "as is, where is, with all faults, if any" condition without any warranties, express or implied regarding their physical condition, capacity, quality, value, workmanship, operating capability or performance, compliance with applicable laws, or their fitness or suitability for Subtenant's purposes (but with a warranty by Sublandlord that as of the date of such sale, Sublandlord has good title to and the right and authority to so sell the 19th Floor Furniture). If Subtenant shall so request, Sublandord shall execute and deliver a bill of sale with respect to the 19th Floor Furniture. If there is an Event of Default after Subtenant purchases the 19th Floor Furniture, Sublandlord shall have the right to purchase any 19th Floor Furniture then in the Additional Premises from Subtenant for the sum of Ten Dollars ($10.00).

  Early Access. Sublandlord shall permit Subtenant access to the Additional Premises beginning January 4, 2010 for purposes of constructing improvements to the Additional Premises; provided, however, such early access to the Additional Premises by Subtenant shall be subject to all of the terms and conditions of the Sublease, as amended hereby, except that Subtenant during that time shall have no obligation to make payment of Base Rental for the Additional Premises, the Additional Premises Proportionate Share for Taxes, and the Additional Premises Proportionate Share for Expenses.

  Brokers. Sublandlord and Subtenant represent and warrant to each other that, with the exception of Jones Lang LaSalle Americas, Inc. and Studley, Inc. ("Brokers"), no brokers were involved in connection with the negotiation or consummation of this Amendment. Sublandlord agrees to pay the commission of the Brokers pursuant to a separate agreement. Each party agrees to indemnify the other, and hold it harmless, from and against any and all claims, damages, losses, expenses and liabilities (including reasonable attorneys' fees) incurred by said party as a result of a breach of this representation and warranty by the other party.

  Entire Agreement. This Amendment, together with the Sublease, constitutes the entire agreement between Sublandlord and Subtenant regarding the Sublease and the subject matter contained herein and supersedes any and all prior and/or contemporaneous oral or written negotiations, agreement or understandings.

  Incorporation. The Sublease, as modified herein, remains in full force and effect, and the parties hereby ratify the same. This Amendment shall be binding upon the parties and their respective successors and assigns. To the extent the terms and conditions of the Sublease conflict with or are inconsistent with this Amendment, the terms and conditions of this Amendment shall control.

  Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed a part of an original and all of which together shall constitute one (1) agreement. Signature pages may be detached from the counterparts and attached to a single copy of this Amendment to form one (1) document.

  Landlord Consent. The effectiveness of this Amendment is subject to that certain Tenant's Consent to Sub-Sublease Agreement dated December 31, 2008 between Landlord, Sublandlord and Subtenant (the "Landlord Consent"), and is further conditioned upon receipt of Landlord's consent to this Amendment. Notwithstanding anything in this Amendment or Sublease to the contrary, in the event the Landlord Consent is not received within sixty (60) days after the date of this Amendment, or such later date as Sublandlord and Subtenant may agree in writing, this Amendment shall automatically become null and void.

  Overlandlord Consent. The effectiveness of this Amendment is subject to that certain Consent to Sub-Sublease Agreement dated January 9, 2009 between Overlandlord, Sublandlord and Subtenant (the "Overlandlord Consent"), and is further conditioned upon receipt of Overlandlord's consent of this Amendment. Notwithstanding anything in this Amendment or Sublease to the contrary, in the event the Overlandlord Consent is not received within sixty (60) days after the date of this Amendment, or such later date as Sublandlord and Subtenant may agree in writing, this Amendment shall automatically become null and void.

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first written above.

SUBLANDLORD:

AON CORPORATION, a Delaware corporation

By: /s/ Richard E. Barry

Name: Richard E. Barry

Its: Vice President

SUBTENANT:

FEDERAL HOME LOAN BANK OF CHICAGO, a corporation organized under the laws of the United States of America

By: /s/ Matthew R. Feldman

Name: Matthew R. Feldman

Its: President and Chief Executive Officer

[Additional Signature Page Follows]

This Amendment is hereby consented to by Landlord, subject, however, in all events to the following: (i) Landlord's consent to this Amendment shall not be effective unless and until the consent of the Overlandlord to this Amendment is obtained, as provided below, (ii) Landlord's consent to this Amendment is given upon and subject to each and all of the terms, provisions and conditions of the Landlord Consent, which terms, provisions and conditions shall (upon the effectiveness of Landlord's consent hereto) apply to the Sub-Sublease referenced therein as amended by this Amendment, (iii) Sublandlord and Subtenant acknowledge and agree that the Landlord Consent remains in full force and effect, is unmodified (except for the consent of Landlord granted hereby), and is hereby ratified, and (iv) Landlord's consent herein shall not be deemed to constitute consent to any further amendment to the Sub-Sublease, or any subsequent assignment, sublease or other transfer by Sublandlord or Subtenant.

LANDLORD:

BP CORPORATION NORTH AMERICA INC., an Indiana corporation

By: /s/ Richard W. Potocek

Name: Richard W. Potocek

Its: General Manager, Group Real Estate

Date: January 14, 2010

This Amendment is hereby consented to by Overlandlord.

OVERLANDLORD:

WELLS REIT - CHICAGO CENTER OWNER, LLC, a Delaware limited liability company

By: Wells REIT - Chicago Center, Chicago, LLC, a Delaware limited liability company, its sole member

By: Piedmont Operating Partnership, L.P., a Delaware limited partnership, its sole member

By: Piedmont Office Realty Trust, Inc., a Maryland Corporation, its sole General Partner

By: /s/ Joseph H. Pangburn

Name: Joseph H. Pangburn

Its: Senior Vice President

Date: January 26, 2010

EXHIBIT A

ADDITIONAL PREMISES

[Floor plans omitted in copy attached to this Form 8-K.]

EXHIBIT B

SUBLANDLORD'S WORK

[Floor plans omitted in copy attached to this Form 8-K.]

EXHIBIT C

FURNITURE

[Floor plans omitted in copy attached to this Form 8-K.]

[See Exhibit B]